FOR IMMEDIATE RELEASE
5/31/01

Tellabs to record $262 million in restructuring and other charges in second quarter of 2001

Lisle, Ill. — Tellabs will record restructuring and other charges totaling approximately $262 million in the second quarter of 2001, as a result of the company's previously announced restructuring. On April 18, Tellabs estimated restructuring and other charges to be in the range of $150 million to $225 million. The larger charge reflects a thorough review of facilities, assets and inventory in light of current industry conditions.

"We are taking the right steps to ensure Tellabs' long-term financial strength," said Joan Ryan, executive vice president and chief financial officer of Tellabs. "We are focused on taking the most profitable path through the current environment."

The charges consist of:

  $93 million related to Tellabs' exit from the SALIX® next-generation switching business, including a $34 million inventory write-off. The remainder stems from facility closures and related fixed assets, excess purchase commitments, as well as employee-related costs from a workforce reduction.
  $40 million for consolidation of other excess facilities, employee-related costs and fixed-asset charges that are designed to align Tellabs' resources with demand.
  $129 million in other inventory-related charges, which includes a $46 million reserve for excess purchase commitments. The bulk of the inventory-related charge is for CABLESPAN® products, and relates to recently reduced demand and residential service unit inventory that will be superceded by new, upgraded units later this year. The balance covers excess raw materials inventory and excess purchase commitments for other products.

In 80 countries around the globe, Tellabs helps the world's leading communications service providers build tomorrow's converged networks of voice, data and video. Tellabs employees design, build and service optical networking, broadband access and voice-quality enhancement equipment. Today most telephone calls and Internet sessions in the United States flow through equipment from Tellabs (NASDAQ: TLAB; www.tellabs.com).

Forward-Looking Statements — This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with introducing new products, entering new markets, availability of resources, competitive response, and economic changes impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company's SEC filings.

CONTACTS:
Jean Medina
+1.630.512.8336
jean.medina@tellabs.com
Robin Urbanski
+1.630.512.8032
robin.urbanski@tellabs.com

Tellabs and the Tellabs logo are registered trademarks of Tellabs or one of its affiliates in the United States and/or in other countries.